Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Mylan Laboratories Inc. on Form S-8 of our reports dated April 30, 2003 (May 28, 2003, as to Note 11) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Mylan Laboratories Inc.’s change in method of accounting for goodwill), June 5, 2003, and June 16, 2003, appearing in the Annual Report on Form 10-K of Mylan Laboratories Inc. for the year ended March 31, 2003, in the Annual Report on Form 11-K of Mylan Puerto Rico Profit Sharing Employee Savings Plan for the year ended December 31, 2002 and in the Annual Report on Form 11-K of Mylan Laboratories Inc. Profit Sharing 401(k) Plan for the year ended December 31, 2002, respectively.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
December 10, 2003